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                                  EXHIBIT 12.1

                            PREMIER BANCSHARES, INC.
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                DECEMBER 31,
                              -------------------------------------------------
                                                                      PRO FORMA
                               1993    1994    1995    1996    1997     1997
                              ------- ------- ------- ------- ------- ---------
                                        (IN THOUSANDS, EXCEPT RATIOS)
Excluding interest on depos-
 its:
Earnings:
 Earnings before income tax-
  es........................  $   887 $ 4,473 $ 7,741 $ 9,199 $16,612  $16,612
 Fixed charges from below...      356     724   2,361   2,951   3,776    4,066
                              ------- ------- ------- ------- -------  -------
 Earnings before fixed
  charges and preferred
  stock dividends...........    1,243   5,197  10,102  12,150  20,388   20,678
                              ======= ======= ======= ======= =======  =======
Fixed charges and preferred
 stock dividends:
 Non-deposit interest ex-
  pense.....................      342     710   2,334   2,776   3,140    3,140
 Interest portion of rent
  expense...................       14      14      27     175     636      636
 Preferred stock dividends..      --      --      --      --      --       290
                              ------- ------- ------- ------- -------  -------
 Fixed charges and preferred
  stock dividends before
  deposit interest..........      356     724   2,361   2,951   3,776    4,066
                              ======= ======= ======= ======= =======  =======
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends............     3.49x   7.18x   4.28x   4.12x   5.40x    5.09x
                              ======= ======= ======= ======= =======  =======
Including interest on
 deposits:
Earnings:
 Earnings before income tax-
  es........................  $   887 $ 4,473 $ 7,741 $ 9,199 $16,612  $16,612
 Fixed charges from below...   17,385  15,101  19,901  25,518  30,674   30,964
                              ------- ------- ------- ------- -------  -------
 Earnings before fixed
  charges and preferred
  stock dividends...........   18,272  19,574  27,642  34,717  47,286   47,576
                              ======= ======= ======= ======= =======  =======
Fixed charges and preferred
 stock dividends:
 Interest on deposits.......   17,029  14,377  17,540  22,567  26,898   26,898
 Non-deposit interest ex-
  pense.....................      342     710   2,334   2,776   3,140    3,140
 Interest portion of rent
  expense...................       14      14      27     175     636      636
 Preferred stock dividends..      --      --      --      --      --       290
                              ------- ------- ------- ------- -------  -------
 Fixed charges and preferred
  stock dividends before de-
  posit interest............   17,385  15,101  19,901  25,518  30,674   30,964
                              ======= ======= ======= ======= =======  =======
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends............     1.05x   1.30x   1.39x   1.36x   1.54x    1.54x
                              ======= ======= ======= ======= =======  =======
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